Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK AND

SERIES B VOTING CONVERTIBLE PREFERRED STOCK

OF

VIRTUS Investment partners, INC.

Filed Pursuant to Section 242 of the

General Corporation Law of the

State of Delaware

VIRTUS INVESTMENT PARTNERS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify:

FIRST: The name of the Corporation is Virtus Investment Partners, Inc. The name of the Corporation was changed from Virtus Holdings, Inc. to Virtus Investment Partners, Inc. on November 13, 2008.

SECOND: The Certificate of Designations of Series A Non-Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock of the Corporation (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on October 31, 2008.

THIRD: The Board of Directors of the Corporation has duly and unanimously adopted the following resolutions amending the Certificate of Designations:

“RESOLVED, that, in the judgment of the Board of Directors of the Corporation and pursuant to Section 1 of the Certificate of Designations, it is advisable to amend the Certificate of Designations to increase the number of shares designated as Series B Preferred Stock, and to recommend such amendment to the holders of the issued and outstanding shares of Series B Preferred Stock of the Corporation, so that, effective upon the filing of the Certificate of Amendment, the following amendment shall be effective:

(i)	The first sentence of Section 1 of the Certificate of Designations is hereby deleted in its entirety and, in its place, the following shall be inserted:

“The shares of such series shall be designated (i) “Series A Non-Voting Convertible Stock” and the number of shares constituting such series shall be 9,783 (the “Series A Preferred Stock”) and (ii) “Series B Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 45,000 (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Convertible Preferred Stock”).”

FOURTH: This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and by the holders of a majority of the issued and outstanding shares of Series B Preferred Stock at a special meeting held pursuant to Section 211 of the Delaware General Corporation Law in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

FIFTH: Effective upon the filing of this Certificate of Amendment, the Certificate of Designations shall be amended as set forth above. As so amended, the Certificate of Designations shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Designations of Series A Non-Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock of the Corporation to be signed by a duly authorized officer of the Corporation as of this 11th day of August, 2009.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward
	Name:	George R. Aylward
	Title:	President and Chief Executive Officer

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